Exhibit 99.1

Crane Co.	NEWS

Contact:

Richard E. Koch
Director, Investor Relations and Corporate Communications
203-363-7352 www.craneco.com

CRANE CO. ACQUIRES DELTA FLUID PRODUCTS

STAMFORD, CONNECTICUT – September 15, 2008 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced today that it had purchased all of the capital stock of Delta Fluid Products Limited, a leading designer and manufacturer of regulators and fire safe valves for the gas industry, and safety valves and air vent valves for the building services market, for a purchase price of approximately $28 million in cash on a debt free basis.

Delta Fluid Products’ office and manufacturing operation is located in St. Helens, England where it employs approximately 220 people. Delta’s 2008 sales are estimated to be approximately $37 million.

Mr. Eric Fast, President and Chief Executive Officer of Crane Co., said, “Delta Fluid Products designs and manufactures products for the natural gas and building services markets which are very complementary to Crane’s Building Services & Utilities product lines. This acquisition will broaden our product offering and will strengthen our existing business. I expect this acquisition will be modestly accretive to our 2009 earnings.”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 12,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent reports filed with the Securities and Exchange Commission.

2008 - 19

2